Exhibit 99.1

GOOGLE ANNOUNCES FIRST QUARTER 2008 RESULTS

MOUNTAIN VIEW, Calif. – April 17, 2008 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2008.

“Our ongoing innovation in search, ads, and apps helped drive healthy growth globally across our product lines, yielding another strong quarter for Google,” said Eric Schmidt, CEO of Google. “As we integrate DoubleClick into our advertising platform, we see exciting new ways to improve the user experience and increase value for our advertisers and partners. Also, while exercising operational discipline, we continue to explore opportunities that add value to users everywhere and to Google in the long term.”

Q1 Financial Summary

Google’s results for the quarter ended March 31, 2008, include the operations of DoubleClick Inc. from the date of acquisition, March 11, 2008, through the end of the quarter, and are compared to pre-acquisition results of prior periods. The overall impact of DoubleClick in the first quarter of 2008 was immaterial to revenue and only slightly dilutive to both GAAP and non-GAAP operating income, net income and earnings per share.

Google reported revenues of $5.19 billion for the quarter ended March 31, 2008, an increase of 42% compared to the first quarter of 2007 and an increase of 7% compared to the fourth quarter of 2007. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the first quarter of 2008, TAC totaled $1.49 billion, or 29% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the first quarter of 2008 was $1.55 billion, or 30% of revenues. This compares to GAAP operating income of $1.44 billion, or 30% of revenues, in the fourth quarter of 2007. Non-GAAP operating income in the first quarter of 2008 was $1.83 billion, or 35% of revenues. This compares to non-GAAP operating income of $1.69 billion, or 35% of revenues, in the fourth quarter of 2007.

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GAAP net income for the first quarter of 2008 was $1.31 billion as compared to $1.21 billion in the fourth quarter of 2007. Non-GAAP net income in the first quarter of 2008 was $1.54 billion, compared to $1.41 billion in the fourth quarter of 2007.

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GAAP EPS for the first quarter of 2008 was $4.12 on 317 million diluted shares outstanding, compared to $3.79 for the fourth quarter of 2007 on 318 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2008 was $4.84, compared to $4.43 in the fourth quarter of 2007.

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Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In the first quarter of 2008, the charge related to SBC was $281 million as compared to $245 million in the fourth quarter of 2007. Tax benefits related to SBC have also been excluded from these non-GAAP measures. The tax benefit related to SBC was $51 million in the first quarter of 2008 and $42 million in the fourth quarter of 2007. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q1 Financial Highlights

Revenues – Google reported revenues of $5.19 billion for the quarter ended March 31, 2008, representing a 42% increase over first quarter 2007 revenues of $3.66 billion and a 7% increase over fourth quarter 2007 revenues of $4.83 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues - Google-owned sites generated revenues of $3.40 billion, or 66% of total revenues, in the first quarter of 2008. This represents a 49% increase over first quarter 2007 revenues of $2.28 billion and a 9% increase over fourth quarter 2007 revenues of $3.12 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $1.69 billion, or 33% of total revenues, in the first quarter of 2008. This represents a 25% increase over network revenues of $1.35 billion generated in the first quarter of 2007 and a 3% increase over fourth quarter 2007 revenues of $1.64 billion.

International Revenues - Revenues from outside of the United States totaled $2.65 billion, representing 51% of total revenues in the first quarter of 2008, compared to 47% in the first quarter of 2007 and 48% in the fourth quarter of 2007. Had foreign exchange rates remained constant from the fourth quarter of 2007 through the first quarter of 2008, our revenues in the first quarter of 2008 would have been $18 million lower. Had foreign exchange rates remained constant from the first quarter of 2007 through the first quarter of 2008, our revenues in the first quarter of 2008 would have been $202 million lower.

Revenues from the United Kingdom totaled $803 million, representing 15% of revenue in the first quarter of 2008, compared to 16% in the first quarter of 2007 and 14% in the fourth quarter of 2007.

Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 20% over the first quarter of 2007 and approximately 4% over the fourth quarter of 2007.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.49 billion in the first quarter of 2008. This compares to TAC of $1.44 billion in the fourth quarter of 2007. TAC as a percentage of advertising revenues was 29% in the first quarter, compared to 30% in the fourth quarter of 2007.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $1.34 billion in the first quarter of 2008. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $143 million in the first quarter of 2008.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, credit card processing charges as well as content acquisition costs, increased to $624 million, or 12% of revenues, in the first quarter of 2008, compared to $516 million, or 11% of revenues, in the fourth quarter of 2007.

Pursuant to our acquisition of DoubleClick, we allocated $862 million to identified intangible assets, which have a weighted average useful life of 6.3 years.

Operating Expenses - Operating expenses, other than cost of revenues, were $1.53 billion in the first quarter of 2008, or 30% of revenues, compared to $1.43 billion in the fourth quarter of 2007, or 30% of revenues. The operating expenses in the first quarter of 2008 included $809 million in payroll-related and facilities expenses, compared to $756 million in the fourth quarter of 2007.

Stock-Based Compensation (SBC) – In the first quarter of 2008, the total charge related to SBC was $281 million as compared to $245 million in the fourth quarter of 2007.

We currently estimate stock-based compensation charges for grants to employees prior to April 1, 2008 to be approximately $1.1 billion for 2008. This does not include expenses to be recognized related to employee stock awards that are granted after April 1, 2008 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% this year.

Operating Income - GAAP operating income in the first quarter of 2008 was $1.55 billion, or 30% of revenues. This compares to GAAP operating income of $1.44 billion, or 30% of revenues, in the fourth quarter of 2007. Non-GAAP operating income in the first quarter of 2008 was $1.83 billion, or 35% of revenues. This compares to non-GAAP operating income of $1.69 billion, or 35% of revenues, in the fourth quarter of 2007.

Net Income – GAAP net income for the first quarter of 2008 was $1.31 billion as compared to $1.21 billion in the fourth quarter of 2007. Non-GAAP net income was $1.54 billion in the first quarter of 2008, compared to $1.41 billion in the fourth quarter of 2007. GAAP EPS for the first quarter of 2008 was $4.12 on 317 million diluted shares outstanding, compared to $3.79 for the fourth quarter of 2007, on 318 million diluted shares outstanding. Non-GAAP EPS for the first quarter of 2008 was $4.84, compared to $4.43 in the fourth quarter of 2007.

Income Taxes – Our effective tax rate was 24% for the first quarter of 2008.

Cash Flow and Capital Expenditures – Net cash provided by operating activities for the first quarter of 2008 totaled $1.78 billion as compared to $1.69 billion for the fourth quarter of 2007. In the first quarter of 2008, capital expenditures were $842 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2008, free cash flow was $938 million.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of March 31, 2008, cash, cash equivalents, and marketable securities were $12.1 billion.

On a worldwide basis, Google employed 19,156 full-time employees as of March 31, 2008, up from 16,805 full-time employees as of December 31, 2007. Of the 2,351 employees added in the first quarter of 2008, approximately 1,500 were associated with DoubleClick. Since the close of the acquisition, Google has conducted a review of its ongoing headcount requirements and approximately 10% of the DoubleClick workforce was laid off in the U.S. in early April.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s first quarter 2008 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, April 24, 2008 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 9835474.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are based on information available to us as of the date of this press release and our current expectations, forecasts and assumptions, and involve risks and uncertainties. These statements include statements relating to our success in integrating DoubleClick, our ability to identify and explore new opportunities to improve the user experience, add value to users and Google, and increase value for our advertisers and partners, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, difficulties in integrating DoubleClick into our business, unforeseen changes in our hiring patterns, the amount of stock-based compensation we issue to our service providers, our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our report on Form 10-Q for the quarter ended March 31, 2008, which will be filed with the SEC in May 2008. All information provided in this release and in the attachments is as of April 17, 2008, and should not be unduly relied on because Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of March 31, 2008. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2007*	March 31, 2008
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,081,593	$6,519,749
Marketable securities	8,137,020	5,614,759
Accounts receivable, net of allowance	2,162,521	2,560,909
Deferred income taxes, net	68,538	71,722
Income taxes receivable	145,253	—
Prepaid revenue share, expenses and other assets	694,213	697,792

Total current assets	17,289,138	15,464,931
Prepaid revenue share, expenses and other assets, non-current	168,530	190,402
Deferred income taxes, net, non-current	33,219	155,588
Non-marketable equity securities	1,059,694	1,056,966
Property and equipment, net	4,039,261	4,741,724
Intangible assets, net	446,596	1,256,972
Goodwill	2,299,368	4,738,399

Total assets	$25,335,806	$27,604,982

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$282,106	$358,122
Accrued compensation and benefits	588,390	458,188
Accrued expenses and other current liabilities	465,032	746,905
Accrued revenue share	522,001	525,764
Deferred revenue	178,073	194,066
Income taxes payable	—	177,430

Total current liabilities	2,035,602	2,460,475
Deferred revenue, non-current	30,249	31,748
Income taxes payable, non-current	478,372	633,022
Other long-term liabilities	101,904	142,202
Stockholders’ equity:
Common stock	313	314
Additional paid-in capital	13,241,221	13,561,948
Accumulated other comprehensive income	113,373	133,415
Retained earnings	9,334,772	10,641,858

Total stockholders’ equity	22,689,679	24,337,535

Total liabilities and stockholders’ equity	$25,335,806	$27,604,982

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2008
	(Unaudited)
Revenues	$3,663,971	$5,186,043
Costs and expenses:
Cost of revenues (including stock-based compensation expense of $4,389, $9,148)	1,470,426	2,110,536
Research and development (including stock-based compensation expense of $120,787, $193,800)	408,384	673,069
Sales and marketing (including stock-based compensation expense of $27,250, $42,576)	302,552	446,898
General and administrative (including stock-based compensation expense of $31,440, $35,255)	261,400	409,305

Total costs and expenses	2,442,762	3,639,808

Income from operations	1,221,209	1,546,235
Interest income and other, net	130,728	167,343

Income before income taxes	1,351,937	1,713,578
Provision for income taxes	349,775	406,492

Net income	$1,002,162	$1,307,086

Net income per share - basic	$3.24	$4.17

Net income per share - diluted	$3.18	$4.12

Shares used in per share calculation - basic	309,315	313,129

Shares used in per share calculation - diluted	314,870	317,392

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2007	2008
	(Unaudited)
Operating activities
Net income	$1,002,162	$1,307,086
Adjustments:
Depreciation and amortization of property and equipment	170,289	280,564
Amortization of intangibles and other	34,703	55,960
Stock-based compensation	183,866	280,780
Excess tax benefits from stock-based award activity	(74,084)	(51,101)
Deferred income taxes	(61,402)	(38,214)
Other, net	(6,386)	(44,904)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(153,562)	(223,493)
Income taxes, net	399,104	438,175
Prepaid revenue share, expenses and other assets	(185,478)	(41,584)
Accounts payable	(29,256)	53,784
Accrued expenses and other liabilities	(139,886)	(234,277)
Accrued revenue share	77,864	(10,124)
Deferred revenue	1,659	6,794

Net cash provided by operating activities	1,219,593	1,779,446

Investing activities
Purchases of property and equipment	(596,893)	(841,597)
Purchases of marketable securities	(5,225,160)	(2,819,512)
Maturities and sales of marketable securities	5,079,364	5,379,228
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(34,441)	(3,125,113)

Net cash used in investing activities	(777,130)	(1,406,994)

Financing activities
Net proceeds (payments) related to stock-based award activity	14,426	(22,445)
Excess tax benefits from stock-based award activity	74,084	51,101

Net cash provided by financing activities	88,510	28,656

Effect of exchange rate changes on cash and cash equivalents	5,696	37,048
Net increase in cash and cash equivalents	536,669	438,156
Cash and cash equivalents at beginning of year	3,544,671	6,081,593

Cash and cash equivalents at end of period	$4,081,340	$6,519,749

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three months ended December 31, 2007						Three months ended March 31, 2008
	GAAP Actual	Operating Margin(d)	Adjustments		Non-GAAP Results	Operating Margin(d)	GAAP Actual	Operating Margin(d)	Adjustments		Non-GAAP Results	Operating Margin(d)
			245,300	(a)					280,779	(b)
Income from operations	$1,440,734	29.8%	$245,300		$1,686,034	34.9%	$1,546,235	29.8%	$280,779		$1,827,014	35.2%

			245,300	(a)					280,779	(b)
			(42,253	)(c)					(50,736	)(c)

Net income	$1,206,449		$203,047		$1,409,496		$1,307,086		$230,043		$1,537,129

Net income per share - diluted	$3.79				$4.43		$4.12				$4.84

Shares used in per share calculation - diluted	317,925				317,925		317,392				317,392

(a)	To eliminate $245.3 million of stock-based compensation charges recorded in the fourth quarter of 2007.

(b)	To eliminate $280.8 million of stock-based compensation charges recorded in the first quarter of 2008.

(c)	To eliminate income tax effects related to charges noted in (a) and (b).

(d)	Operating margin is defined as income from operations divided by revenues.

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three months ended March 31, 2008
Net cash provided by operating activities	$1,779,446
Less purchases of property and equipment	(841,597)

Free cash flow	$937,849

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended March 31,
	2007	2008
Advertising revenues:
Google web sites	$2,282,121	$3,400,405
Google Network web sites	1,345,329	1,686,141

Total advertising revenues	3,627,450	5,086,546
Licensing and other revenues	36,521	99,497

Revenues	$3,663,971	$5,186,043

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):

	Three Months Ended March 31,
	2007	2008
Advertising revenues:
Google web sites	62%	66%
Google Network web sites	37%	33%

Total advertising revenues	99%	99%
Licensing and other revenues	1%	1%

Revenues	100%	100%